Exhibit 99.1

CONTACTS:	NEWS RELEASE

Media Relations:	Investor Relations:
Brett Kerr	Bryan Kimzey
713-830-8809	713-830-8777
brett.kerr@calpine.com	bryan.kimzey@calpine.com

CALPINE REPORTS FIRST QUARTER RESULTS,
REAFFIRMS 2015 GUIDANCE

Summary of First Quarter 2015 Financial Results (in millions, except per share amounts):

	Three Months Ended March 31,
	2015	2014	% Change

Operating Revenues	$1,646	$1,965	(16.2)%
Commodity Margin	$535	$645	(17.1)%
Adjusted EBITDA	$338	$446	(24.2)%
Adjusted Free Cash Flow	$25	$130	(80.8)%
Per Share (diluted)	$0.07	$0.31	(77.4)%
Net Loss[1]	$(10)	$(17)
Per Share (diluted)	$(0.03)	$(0.04)
Net Income (Loss), As Adjusted[2]	$(62)	$56

Reaffirming 2015 Full Year Guidance (in millions, except per share amounts):

2015

Adjusted EBITDA	$1,900 - 2,100
Adjusted Free Cash Flow	$810 - 1,010
Per Share Estimate (diluted)	$2.10 - 2.60

Recent Achievements:

•	Power Operations:

—	Generated record high 26 million MWh[3] of electricity in first quarter of 2015

—	Achieved low first quarter fleetwide forced outage factor: 1.4%

—	Delivered strong fleetwide starting reliability: 98%

•	Customer-Oriented Origination Efforts:

—	Originated 710 MW of public power PPAs from our Texas power plant fleet, one of which will facilitate construction of 418 MW peaking facility in partnership with our customer

—	Executed 65 MW PPA with Marin Clean Energy from our Delta Energy Center and northern California fleet

—	Executed 20-year PPA for 345 MW expansion of our Mankato Energy Center

•	Capital Allocation and Portfolio Management Progress:

—	Completed approximately $236 million of share repurchases year-to-date, an incremental $111 million since last call

—	Nearing completion of Garrison Energy Center: commercial operations expected during second quarter of 2015

—	Advanced development of York 2 Energy Center: commercial operations expected during second quarter of 2017

—	Filed with FERC to approve pending sale of Osprey Energy Center in January 2017

__________

[1]	Reported as Net Loss attributable to Calpine on our Consolidated Condensed Statements of Operations.

[2]	Refer to Table 1 for further detail of Net Income (Loss), As Adjusted.

[3]	Includes generation from power plants owned but not operated by Calpine and our share of generation from unconsolidated power plants.

Calpine Reports First Quarter 2015 Results
May 1, 2015

(HOUSTON, Texas) May 1, 2015 – Calpine Corporation (NYSE: CPN) today reported first quarter 2015 Adjusted EBITDA of $338 million, compared to $446 million in the prior year period, and Adjusted Free Cash Flow of $25 million, or $0.07 per diluted share, compared to $130 million, or $0.31 per diluted share, in the prior year period. Net Loss1 for the first quarter of 2015 was $10 million, or $0.03 per diluted share, compared to $17 million, or $0.04 per diluted share, in the prior year period. Net Loss, As Adjusted2, for the first quarter of 2015 was $62 million compared to Net Income, As Adjusted2, of $56 million in the prior year period. The decreases in Adjusted EBITDA, Adjusted Free Cash Flow and Net Income, As Adjusted2, were primarily due to lower Commodity Margin driven largely by the impacts of the polar vortex in the first quarter of 2014, which resulted in significantly higher power and natural gas prices in our East region during that period, as well as by the sale of six power plants in July 2014 and lower regulatory capacity revenue in PJM.

“This year’s first quarter financial results are in line with our expectations and represent the benefits of a geographically diverse fleet,” said Thad Hill, Calpine’s President and Chief Executive Officer. “Our financial performance improved year-over-year in Texas and the West and, as expected, declined in the East given lower capacity revenue in PJM, the divestiture of six assets in the region last summer and our unusually strong first quarter results last year due to elevated power and natural gas prices during polar vortex events.

“Looking at the full year, we are reaffirming our 2015 financial guidance. In short, we expect the balance of the year to outperform, particularly the second half, as a result of portfolio additions, higher regulatory capacity payments and the nature of our hedges. In addition it is worth noting that we achieved record high generation volume in the first quarter, due in large part to lower natural gas prices.

“On the commercial front, I am very encouraged by our successful origination efforts during the quarter. We sourced more than 700 MW of new PPAs with Texas public power customers, including one for 270 MW with Guadalupe Valley Electric Cooperative that will not only allow us to serve them from our existing fleet but will also facilitate the construction of a 418 MW natural gas-fired peaking power plant. We expect this jointly owned project to allow us to capture significant value from our development efforts and existing site, while providing us the flexibility to begin operations at our election over a three-summer period from 2017-2019, to better coincide with market pricing signals. In addition, we executed a 20-year PPA with Xcel Energy for a 345 MW expansion of our Mankato Power Plant in Minnesota. Our persistent focus on customer relationships continues to enhance the value of our portfolio.

“Meanwhile, we remain committed to enhancing shareholder value through capital allocation, having this year already completed a successful financing transaction, returned $236 million of capital to our shareholders through share repurchases, and invested in growth, including advancing our Garrison Energy Center to its final stages of construction. Our continued focus on operational excellence, balanced capital allocation and active portfolio management form the pillars of Calpine’s success, and our flexible natural gas and geothermal fleet remains well positioned to meet the needs of America’s power generation future.”

Calpine Reports First Quarter 2015 Results
May 1, 2015

SUMMARY OF FINANCIAL PERFORMANCE

First Quarter Results

Adjusted EBITDA for the first quarter of 2015 was $338 million compared to $446 million in the prior year period. The year-over-year decrease in Adjusted EBITDA was primarily related to a $110 million decrease in Commodity Margin, which was largely due to:

–
a significant decrease in power and natural gas prices in our East region in the first quarter of 2015 compared to the prior year period, given the unusually high price levels experienced during the polar vortex events in the first quarter of 2014;

–	the sale of six power plants with a total capacity of 3,498 MW in our East region in July 2014 and

–	lower regulatory capacity revenue in PJM, partially offset by

+
higher contribution from hedges that more than offset lower on-peak spark spreads across all of our regions, excluding the impact of the polar vortex events experienced during the first quarter of 2014, and

+
the acquisition of our Guadalupe and Fore River Energy Centers in February and November 2014, respectively, as well as the completion of the expansions of our Deer Park and Channel Energy Centers in June 2014.

Net Loss1 was $10 million for the first quarter of 2015, compared to $17 million in the prior year period. As detailed in Table 1, Net Loss, As Adjusted2, was $62 million in the first quarter of 2015 compared to Net Income, As Adjusted2, of $56 million in the prior year period. The year-over-year decline was driven largely by lower Commodity Margin, as previously discussed.

Adjusted Free Cash Flow was $25 million in the first quarter of 2015 compared to $130 million in the prior year period. Adjusted Free Cash Flow decreased during the period primarily due to the decrease in Adjusted EBITDA, as previously discussed.

Table 1: Net Income (Loss), As Adjusted (in millions)

	Three Months Ended March 31,
	2015	2014
Net loss attributable to Calpine	$(10)	$(17)
Debt extinguishment costs(1)	19	1
Mark-to-market (gain) loss on derivatives(1)(2)	(71)	72
Net Income (Loss), As Adjusted(3)	$(62)	$56
__________

(1)	Shown net of tax, assuming a 0% effective tax rate for these items.

(2)
In addition to changes in market value on derivatives not designated as hedges, changes in mark-to-market (gain) loss also includes de-designation of interest rate swap cash flow hedges and related reclassification from AOCI into earnings, hedge ineffectiveness and adjustments to reflect changes in credit default risk exposure.

(3)	Non-GAAP financial measure, see “Regulation G Reconciliations” for further discussion of Net Income (Loss), As Adjusted.

Calpine Reports First Quarter 2015 Results
May 1, 2015

REGIONAL SEGMENT REVIEW OF RESULTS

Table 2: Commodity Margin by Segment (in millions)

	Three Months Ended March 31,
	2015	2014	Variance
West	$218	$202	$16
Texas	149	121	28
East	168	322	(154)
Total	$535	$645	$(110)

West Region

First Quarter: Commodity Margin in our West segment increased by $16 million in the first quarter of 2015 compared to the prior year period. Primary drivers were:

+	higher contribution from hedges and

+	higher renewable energy credit revenue associated with our Geysers assets resulting from more favorable pricing in 2015, partially offset by

–	lower market spark spreads driven by lower natural gas prices and an increase in hydroelectric generation in the Pacific Northwest, despite relatively unchanged market heat rates.

Texas Region

First Quarter:  Commodity Margin in our Texas segment increased by $28 million in the first quarter of 2015 compared to the prior year period. Primary drivers were:

+	the acquisition of Guadalupe Energy Center in February 2014 and the expansions of our Deer Park and Channel Energy Centers, which were completed in June 2014

+	higher contribution from hedges and

+	higher off-peak spark spreads driven by lower systemwide coal-fired generation, partially offset by

–	lower on-peak spark spreads resulting from lower natural gas prices.

East Region

First Quarter:  Commodity Margin in our East segment decreased by $115 million in the first quarter of 2015 compared to the prior year period, after excluding a decrease of $39 million resulting from the sale of six power plants with a total capacity of 3,498 MW on July 3, 2014. Primary drivers were:

–
a significant decrease in power and natural gas prices in our East region in the first quarter of 2015 compared to the prior year period, given the unusually high price levels experienced during the polar vortex events in the first quarter of 2014, and

–	lower regulatory capacity revenues in PJM, partially offset by

+	the acquisition of Fore River Energy Center in November 2014 and

+	higher contribution from hedges.

Calpine Reports First Quarter 2015 Results
May 1, 2015

LIQUIDITY, CASH FLOW AND CAPITAL RESOURCES

Table 3: Liquidity (in millions)

	March 31,	December 31,
	2015	2014
Cash and cash equivalents, corporate(1)	$717	$460
Cash and cash equivalents, non-corporate	79	257
Total cash and cash equivalents	796	717
Restricted cash	209	244
Corporate Revolving Facility availability	1,298	1,277
CDHI letter of credit facility availability	65	86
Total current liquidity availability	$2,368	$2,324
__________

(1)	Includes $40 million and $47 million of margin deposits posted with us by our counterparties at March 31, 2015, and December 31, 2014, respectively.

Liquidity was approximately $2.4 billion as of March 31, 2015. Cash and cash equivalents increased during the first quarter of 2015 primarily due to the receipt of proceeds related to the issuance of our 5.5% Senior Unsecured Notes due 2024 in February 2015, partially offset by repurchases of our common stock, the repurchase of a portion of our outstanding 2023 First Lien Notes and ongoing investments in announced growth projects.

Table 4: Cash Flow Activities (in millions)

	March 31,	March 31,
	2015	2014
Beginning cash and cash equivalents	$717	$941
Net cash provided by (used in):
Operating activities	(17)	123
Investing activities	(128)	(769)
Financing activities	224	220
Net increase (decrease) in cash and cash equivalents	79	(426)
Ending cash and cash equivalents	$796	$515

Cash flows used in operating activities in the first quarter of 2015 resulted in net outflows of $17 million compared to net inflows of $123 million in the prior year period. The decrease in cash provided by operating activities was primarily due to lower income from operations (adjusted for non-cash items) primarily as a result of lower Commodity Margin in our East region, as previously discussed. Lower Commodity Margin also contributed to an increase in working capital related to cash used in operating activities, which further contributed to the year-over-year decline. These items were partially offset by a decrease in cash paid for interest as a result of our refinancing activity.

Cash flows used in investing activities were $128 million in the first quarter of 2015 compared to $769 million in the prior year period. The decrease was primarily due to the $656 million purchase of our Guadalupe Energy Center during the first quarter of 2014, for which there was no corresponding activity in the first quarter of 2015.

Cash flows provided by financing activities in the first quarter of 2015 were $224 million and were primarily related to the issuance of our 2024 Senior Unsecured Notes, partially offset by payments associated with the execution of our share repurchase program and the repurchase of a portion of our 2023 First Lien Notes.

Calpine Reports First Quarter 2015 Results
May 1, 2015

CAPITAL ALLOCATION

Share Repurchase Program

Returning capital to our shareholders by repurchasing shares of our common stock is an integral component of our capital allocation program.  We view our stock as an attractive investment opportunity, and we use the projected returns from share repurchases as the benchmark against which all other investment decisions are measured. Since 2011, we have repurchased approximately $2.5 billion of our common stock, representing approximately 26% of shares outstanding.4

In 2015, through the issuance of this release, we have repurchased a total of 10.8 million shares of our common stock for approximately $236 million at an average price of $21.73 per share.

2024 Senior Unsecured Notes

In February 2015, we issued $650 million of 5.5% Senior Unsecured Notes due 2024 to replenish cash on hand used for the acquisition of Fore River Energy Center in the fourth quarter of 2014, to repurchase approximately $147 million of our 7.875% First Lien Notes due 2023 and for general corporate purposes.

Growth and Portfolio Management

Texas:

Guadalupe Peaking Energy Center: In April 2015, we executed an agreement with Guadalupe Valley Electric Cooperative (“GVEC”) that will facilitate the construction of a 418 MW natural gas-fired peaking power plant to be co-located with our Guadalupe Energy Center. Under the terms of the agreement, construction of the Guadalupe Peaking Energy Center (“GPEC”) may commence at our discretion, so long as the power plant reaches commercial operation between the dates of June 1, 2017, and June 1, 2019. When the power plant begins commercial operation, GVEC will purchase a 50% ownership interest in GPEC. Once built, GPEC will feature two fast-ramping combustion turbines capable of responding to peaks in power demand. This project represents a mutually beneficial response to our customer’s desire to have direct access to peaking generation resources, as it leverages the benefits of our existing site and development rights and our construction and operating expertise, as well as our customer’s ability to fund its investment at attractive rates, all while affording us the flexibility of timing the plant’s construction in response to market pricing signals.

East:

Garrison Energy Center: Garrison Energy Center is a 309 MW dual fuel combined-cycle project located in Delaware on a site secured by a long-term lease with the City of Dover. Once complete, the power plant will feature one combustion turbine, one heat recovery steam generator and one steam turbine. Construction began in April 2013, and we expect commercial operations to commence during the second quarter of 2015. The project’s capacity has cleared each of PJM’s three most recent base residual auctions. We are in the early stages of development of a second phase of the Garrison Energy Center.
York 2 Energy Center: York 2 Energy Center is a 760 MW dual fuel combined-cycle project that will be co-located with our York Energy Center in Peach Bottom Township, Pennsylvania. Once complete, the power plant will feature two combustion turbines, two heat recovery steam generators and one steam turbine. The project’s capacity cleared PJM’s 2017/2018 base residual auction, and we expect commercial operations to commence during the second quarter of 2017. We executed a preliminary notice to proceed for the engineering, procurement and construction

[4]	Based upon 490.6 million shares outstanding as of June 30, 2011, immediately prior to announcement of our repurchase program.

Calpine Reports First Quarter 2015 Results
May 1, 2015

agreement during the fourth quarter of 2014 and are currently pursuing key permits and approvals for the project. PJM has completed the feasibility study for increasing York 2 Energy Center’s planned capacity by 120 MW, and the queue position has entered the system impact study stage.

Mankato Power Plant Expansion: By order dated February 5, 2015, the Minnesota Public Utilities Commission concluded a competitive resource acquisition proceeding and selected a 345 MW expansion of our Mankato Power Plant, authorizing execution of a 20-year PPA between Calpine and Xcel Energy. The PPA was executed in April 2015 and remains subject to approval by the North Dakota Public Service Commission. Commercial operation of the expanded capacity may commence as early as June 2018, subject to requisite regulatory approvals and applicable contract conditions.
PJM and ISO-NE Development Opportunities: We are currently evaluating opportunities to develop additional projects in the PJM and ISO-NE market areas that feature cost advantages such as existing infrastructure and favorable transmission queue positions. These projects are continuing to advance entitlements (such as permits, zoning and transmission) for their potential future development when economical.
Osprey Energy Center:We executed an asset sale agreement during the fourth quarter of 2014 for the sale of our Osprey Energy Center to Duke Energy Florida, Inc. for approximately $166 million, excluding working capital and other adjustments. In accordance with the asset sale agreement, the sale will be consummated in January 2017 upon the conclusion of a 27-month PPA. The asset sale agreement is subject to federal and state regulatory approval and represents a strategic disposition of a power plant in a wholesale power market dominated by regulated utilities. During the first quarter of 2015, we made the appropriate filings with FERC requesting approval of the asset sale.
All Segments:

Turbine Modernization: We continue to move forward with our turbine modernization program. Through March 31, 2015, we have completed the upgrade of thirteen Siemens and eight GE turbines totaling approximately 210 MW and have committed to upgrade three additional turbines. In addition, we have begun a program to update our dual-fueled turbines at certain of our power plants in our East region.

Calpine Reports First Quarter 2015 Results
May 1, 2015

OPERATIONS UPDATE

First Quarter 2015 Power Operations Achievements

•	Safety Performance:

—	Maintained top quartile[5] safety metrics: 0.66 total recordable incident rate

•	Availability Performance:

—	Achieved low fleetwide forced outage factor: 1.4%

—	Delivered exceptional fleetwide starting reliability: 98%

•	Power Generation:

—	Morgan Energy Center: 90% capacity factor

—	Four Texas plants with capacity factors above 70%: Bosque, Brazos Valley, Channel and Deer Park Energy Centers

—	Hermiston, Otay Mesa, Pastoria and Russell City Energy Centers: 100% starting reliability

First Quarter 2015 Commercial Operations Achievements:

•	Customer-oriented Growth: During the first quarter of 2015, we entered into the following new contracts:

West:

—
A three-year PPA with Marin Clean Energy to provide up to 65 MW of power from our Delta Energy Center and other northern California power plants commencing in April 2015 and extending through December 2017

—	Our ten-year PPA with Southern California Edison for 225 MW of capacity and renewable energy from our Geysers assets commencing in June 2017 was approved by the California Public Utilities Commission

Texas:

—	A new three-year PPA with Brazos Electric Power Cooperative to provide 300 MW of power from our Texas power plant fleet commencing in January 2016

—	A new three-year PPA with Pedernales Electric Cooperative to provide approximately 140 MW of power from our Texas power plant fleet commencing in January 2017

—
A new two-year PPA with Guadalupe Valley Electric Cooperative to provide approximately 270 MW of power from our Texas power plant fleet commencing in June 2017. The execution of this PPA will facilitate the construction of a 418 MW natural gas-fired peaking power plant to be co-located with our Guadalupe Energy Center

East:

—
A new 20-year PPA with Xcel Energy to provide up to 345 MW of capacity and energy from our Mankato Power Plant expansion when commercial operations commence and transmission-related upgrades have been completed

___________

5According to EEI Safety Survey (2013).

Calpine Reports First Quarter 2015 Results
May 1, 2015

2015 FINANCIAL OUTLOOK
(in millions, except per share amounts)

Full Year 2015
Adjusted EBITDA	$1,900 - 2,100
Less:
Operating lease payments	35
Major maintenance expense and maintenance capital expenditures(1)	395
Cash interest, net(2)	630
Cash taxes	25
Other	5
Adjusted Free Cash Flow	$810 - 1,010
Per Share Estimate (diluted)	$2.10 - 2.60

Debt amortization(3)	$(360)
Growth capital expenditures (net of debt funding)	$(355)
________

(1)	Includes projected major maintenance expense of $235 million and maintenance capital expenditures of $160 million in 2015. Capital expenditures exclude major construction and development projects.

(2)	Includes commitment, letter of credit and other bank fees from both consolidated and unconsolidated investments, net of capitalized interest and interest income.

(3)	Includes the repurchase of approximately $147 million of our 2023 First Lien Notes in February 2015.

As detailed above, today we are reaffirming our 2015 guidance. We expect Adjusted EBITDA of $1.9 billion to $2.1 billion, Adjusted Free Cash Flow of $810 million to $1,010 million and Adjusted Free Cash Flow Per Share of $2.10 to $2.60. We also expect to invest $355 million in our ongoing growth-related projects during the year, including the expected completion of our Garrison Energy Center and the commencement of construction of our York 2 Energy Center.

INVESTOR CONFERENCE CALL AND WEBCAST

We will host a conference call to discuss our financial and operating results for the first quarter of 2015 on Friday, May 1, 2015, at 10 a.m. Eastern time / 9 a.m. Central time. A listen-only webcast of the call may be accessed through our website at www.calpine.com, or by dialing (800) 446-1671 in the U.S. or (847) 413-3362 outside the U.S. The confirmation code is 39347559. An archived recording of the call will be made available for a limited time on our website or by dialing (888) 843-7419 in the U.S. or (630) 652-3042 outside the U.S. and providing confirmation code 39347559. Presentation materials to accompany the conference call will be available on our website on May 1, 2015.

ABOUT CALPINE

Calpine Corporation is America’s largest generator of electricity from natural gas and geothermal resources.  Our fleet of 87 power plants in operation or under construction represents nearly 27,000 megawatts of generation capacity.  Serving customers in 18 states and Canada, we specialize in developing, constructing, owning and operating natural gas-fired and renewable geothermal power plants that use advanced technologies to generate power in a low-carbon and environmentally responsible manner. Our clean, efficient, modern and flexible fleet is uniquely positioned to benefit from the secular trends affecting our industry, including the abundant and affordable supply of clean natural gas, stricter environmental regulation, aging power generation infrastructure and the increasing need for dispatchable power plants to successfully integrate intermittent renewables into the grid. We focus on competitive wholesale power markets and advocate for market-driven solutions that result in nondiscriminatory forward price signals for investors. Please visit www.calpine.com to learn more about why Calpine is a generation ahead - today.

Calpine’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, has been filed with the Securities and Exchange Commission (SEC) and may be found on the SEC’s website at www.sec.gov.

Calpine Reports First Quarter 2015 Results
May 1, 2015

FORWARD-LOOKING INFORMATION

In addition to historical information, this release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements may appear throughout this release. We use words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “may,” “will,” “should,” “estimate,” “potential,” “project” and similar expressions to identify forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include, but are not limited to:

•
Financial results that may be volatile and may not reflect historical trends due to, among other things, seasonality of demand, fluctuations in prices for commodities such as natural gas and power, changes in U.S. macroeconomic conditions, fluctuations in liquidity and volatility in the energy commodities markets and our ability and extent to which we hedge risks;

•
Laws, regulations and market rules in the markets in which we participate and our ability to effectively respond to changes in laws, regulations or market rules or the interpretation thereof including those related to the environment, derivative transactions and market design in the regions in which we operate;

•
Our ability to manage our liquidity needs, access the capital markets when necessary and to comply with covenants under our First Lien Notes, Senior Unsecured Notes, Corporate Revolving Facility, First Lien Term Loans, CCFC Term Loans and other existing financing obligations;

•	Risks associated with the operation, construction and development of power plants including unscheduled outages or delays and plant efficiencies;

•
Risks related to our geothermal resources, including the adequacy of our steam reserves, unusual or unexpected steam field well and pipeline maintenance requirements, variables associated with the injection of water to the steam reservoir and potential regulations or other requirements related to seismicity concerns that may delay or increase the cost of developing or operating geothermal resources;

•	Competition, including risks associated with marketing and selling power in the evolving energy markets;

•
Structural changes in the supply and demand of power, resulting from the development of new fuels or technologies and demand-side management tools (such as distributed generation, power storage and other technologies);

•	The expiration or early termination of our PPAs and the related results on revenues;

•	Future capacity revenues may not occur at expected levels;

•
Natural disasters, such as hurricanes, earthquakes, droughts and floods, acts of terrorism or cyber attacks that may impact our power plants or the markets our power plants serve and our corporate headquarters;

•	Disruptions in or limitations on the transportation of natural gas, fuel oil and transmission of power;

•	Our ability to manage our customer and counterparty exposure and credit risk, including our commodity positions;

•	Our ability to attract, motivate and retain key employees;

•	Present and possible future claims, litigation and enforcement actions that may arise from noncompliance with market rules promulgated by the SEC, CFTC, FERC and other regulatory bodies; and

•	Other risks identified in this press release, in our 2014 Form 10-K and in other reports filed by us with the SEC.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond our ability to control or predict. Our forward-looking statements speak only as of the date of this release. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Calpine Reports First Quarter 2015 Results
May 1, 2015

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2015	2014
	(in millions, except share and per share amounts)
Operating revenues:
Commodity revenue	$1,638	$2,048
Mark-to-market gain (loss)	3	(86)
Other revenue	5	3
Operating revenues	1,646	1,965
Operating expenses:
Fuel and purchased energy expense:
Commodity expense	1,077	1,370
Mark-to-market (gain)	(67)	(13)
Fuel and purchased energy expense	1,010	1,357
Plant operating expense	260	265
Depreciation and amortization expense	158	153
Sales, general and other administrative expense	37	33
Other operating expenses	20	22
Total operating expenses	1,485	1,830
(Income) from unconsolidated investments in power plants	(5)	(9)
Income from operations	166	144
Interest expense	154	166
Interest (income)	(1)	(1)
Debt extinguishment costs	19	1
Other (income) expense, net	2	10
Loss before income taxes	(8)	(32)
Income tax benefit	(1)	(19)
Net loss	(7)	(13)
Net income attributable to the noncontrolling interest	(3)	(4)
Net loss attributable to Calpine	$(10)	$(17)

Basic and diluted loss per common share attributable to Calpine:
Weighted average shares of common stock outstanding (in thousands)	372,935	420,105
Net loss per common share attributable to Calpine — basic and diluted	$(0.03)	$(0.04)

Calpine Reports First Quarter 2015 Results
May 1, 2015

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2015	2014
	(in millions, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$796	$717
Accounts receivable, net of allowance of $5 and $4	503	648
Inventories	486	447
Margin deposits and other prepaid expense	150	148
Restricted cash, current	162	195
Derivative assets, current	1,858	2,058
Other current assets	17	7
Total current assets	3,972	4,220
Property, plant and equipment, net	13,178	13,190
Restricted cash, net of current portion	47	49
Investments in power plants	88	95
Long-term derivative assets	711	439
Other assets	386	385
Total assets	$18,382	$18,378
LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$456	$580
Accrued interest payable	163	165
Debt, current portion	197	199
Derivative liabilities, current	1,643	1,782
Other current liabilities	385	473
Total current liabilities	2,844	3,199
Debt, net of current portion	11,520	11,083
Long-term derivative liabilities	572	444
Other long-term liabilities	241	221
Total liabilities	15,177	14,947

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value per share; authorized 100,000,000 shares, none issued and outstanding	—	—
Common stock, $0.001 par value per share; authorized 1,400,000,000 shares, 504,015,575 and 502,287,022 shares issued, respectively, and 373,837,359 and 381,921,264 shares outstanding, respectively	1	1
Treasury stock, at cost, 130,178,216 and 120,365,758 shares, respectively	(2,557)	(2,345)
Additional paid-in capital	12,453	12,440
Accumulated deficit	(6,550)	(6,540)
Accumulated other comprehensive loss	(195)	(178)
Total Calpine stockholders’ equity	3,152	3,378
Noncontrolling interest	53	53
Total stockholders’ equity	3,205	3,431
Total liabilities and stockholders’ equity	$18,382	$18,378

Calpine Reports First Quarter 2015 Results
May 1, 2015

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2015	2014
	(in millions)
Cash flows from operating activities:
Net loss	$(7)	$(13)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense(1)	171	164
Deferred income taxes	—	(13)
Mark-to-market activity, net	(71)	72
(Income) from unconsolidated investments in power plants	(5)	(9)
Return on unconsolidated investments in power plants	—	13
Stock-based compensation expense	11	10
Other	(2)	(2)
Change in operating assets and liabilities:
Accounts receivable	120	(75)
Derivative instruments, net	(17)	(87)
Other assets	(28)	29
Accounts payable and accrued expenses	(204)	106
Other liabilities	15	(72)
Net cash provided by (used in) operating activities	(17)	123
Cash flows from investing activities:
Purchases of property, plant and equipment	(162)	(119)
Purchase of Guadalupe Energy Center	—	(656)
Decrease in restricted cash	35	6
Other	(1)	—
Net cash used in investing activities	$(128)	$(769)

(Table continues)

Calpine Reports First Quarter 2015 Results
May 1, 2015

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS — (Continued)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
	(in millions)
Cash flows from financing activities:
Borrowings under CCFC Term Loans	$—	$420
Repayment of CCFC Term Loans and First Lien Term Loans	(11)	(11)
Borrowings under Senior Unsecured Notes	650	—
Repurchase of First Lien Notes	(147)	—
Repayments of project financing, notes payable and other	(58)	(43)
Financing costs	(11)	(10)
Stock repurchases	(202)	(140)
Proceeds from exercises of stock options	3	4
Net cash provided by financing activities	224	220
Net increase (decrease) in cash and cash equivalents	79	(426)
Cash and cash equivalents, beginning of period	717	941
Cash and cash equivalents, end of period	$796	$515

Cash paid during the period for:
Interest, net of amounts capitalized	$146	$225
Income taxes	$6	$8

Supplemental disclosure of non-cash investing activities:
Change in capital expenditures included in accounts payable	$(22)	$(9)
__________

(1)	Includes depreciation and amortization included in fuel and purchased energy expense and interest expense on our Consolidated Condensed Statements of Operations.

Calpine Reports First Quarter 2015 Results
May 1, 2015

REGULATION G RECONCILIATIONS

In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying Q1 2015 earnings release contains non-GAAP financial measures. Net Income (Loss), As Adjusted, Commodity Margin, Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP financial measures that we use as measures of our performance. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Net Income (Loss), As Adjusted, represents net income (loss) attributable to Calpine, adjusted for certain non-cash and non-recurring items as previously detailed in Table 1, including mark-to-market (gain) loss on derivatives, debt extinguishment costs and other adjustments. Net Income (Loss), As Adjusted, is presented because we believe it is a useful tool for assessing the operating performance of our company in the current period. Net Income (Loss), As Adjusted, is not intended to represent net income (loss), the most comparable U.S. GAAP measure, as an indicator of operating performance and is not necessarily comparable to similarly titled measures reported by other companies.

Commodity Margin includes our power and steam revenues, sales of purchased power and physical natural gas, capacity revenue, revenue from renewable energy credits, sales of surplus emission allowances, transmission revenue and expenses, fuel and purchased energy expense, fuel transportation expense, environmental compliance expense, and realized settlements from our marketing, hedging, optimization and trading activities, but excludes mark-to-market activity and other revenues. We believe that Commodity Margin is a useful tool for assessing the performance of our core operations and is a key operational measure reviewed by our chief operating decision maker. Commodity Margin does not intend to represent income from operations, the most comparable U.S. GAAP measure, as an indicator of operating performance and is not necessarily comparable to similarly titled measures reported by other companies.

Adjusted EBITDA represents net income (loss) attributable to Calpine before net (income) loss attributable to the noncontrolling interest, interest, taxes, depreciation and amortization, adjusted for certain non-cash and non-recurring items as detailed in the following reconciliation. Adjusted EBITDA is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP as an indicator of operating performance and is not necessarily comparable to similarly titled measures reported by other companies.

We believe Adjusted EBITDA is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to compare business performance across companies and across periods. We believe that EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Additionally, we believe that investors commonly adjust EBITDA information to eliminate the effect of restructuring and other expenses, which vary widely from company to company and impair comparability. As we define it, Adjusted EBITDA represents EBITDA adjusted for the effects of impairment losses, gains or losses on sales, dispositions or retirements of assets, any mark-to-market gains or losses from accounting for derivatives, adjustments to exclude the Adjusted EBITDA related to the noncontrolling interest, stock-based compensation expense, operating lease expense, non-cash gains and losses from foreign currency translations, major maintenance expense, gains or losses on the repurchase or extinguishment of debt, non-cash GAAP-related adjustments to levelize revenues from tolling agreements and any extraordinary, unusual or non-recurring items plus adjustments to reflect the Adjusted EBITDA from our unconsolidated investments. We adjust for these items in our Adjusted EBITDA as our management believes that these items would distort their ability to efficiently view and assess our core operating trends.

In summary, our management uses Adjusted EBITDA as a measure of operating performance to assist in comparing performance from period to period on a consistent basis and to readily view operating trends, as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations, and in communications with our Board of Directors, shareholders, creditors, analysts and investors concerning our financial performance.

Adjusted Free Cash Flow represents net income before interest, taxes, depreciation and amortization, as adjusted, less operating lease payments, major maintenance expense and maintenance capital expenditures, net cash interest, cash taxes and other adjustments, including non-recurring items. Adjusted Free Cash Flow is presented because we believe it is a useful tool for assessing the financial performance of our company in the current period. Adjusted Free Cash Flow is a performance measure and is not intended to represent net income (loss), the most directly comparable U.S. GAAP measure, or liquidity and is not necessarily comparable to similarly titled measures reported by other companies.

Calpine Reports First Quarter 2015 Results
May 1, 2015

Commodity Margin Reconciliation
The following tables reconcile our Commodity Margin to its U.S. GAAP results for the three months ended March 31, 2015 and 2014 (in millions):

	Three Months Ended March 31, 2015
				Consolidation
				And
	West	Texas	East	Elimination	Total
Commodity Margin	$218	$149	$168	$—	$535
Add: Mark-to-market commodity activity, net and other(1)	119	41	(52)	(7)	101
Less:
Plant operating expense	106	89	72	(7)	260
Depreciation and amortization expense	67	49	42	—	158
Sales, general and other administrative expense	10	17	10	—	37
Other operating expenses	10	2	8	—	20
(Income) from unconsolidated investments in power plants	—	—	(5)	—	(5)
Income (loss) from operations	$144	$33	$(11)	$—	$166

	Three Months Ended March 31, 2014
				Consolidation
				And
	West	Texas	East	Elimination	Total
Commodity Margin(2)	$202	$121	$322	$—	$645
Add: Mark-to-market commodity activity, net and other(1)	29	(46)	(11)	(9)	(37)
Less:
Plant operating expense	105	90	79	(9)	265
Depreciation and amortization expense	60	42	51	—	153
Sales, general and other administrative expense	10	12	12	(1)	33
Other operating expenses	12	2	7	1	22
(Income) from unconsolidated investments in power plants	—	—	(9)	—	(9)
Income (loss) from operations	$44	$(71)	$171	$—	$144
_________

(1)	Includes $(24) million and $(29) million of lease levelization and $4 million and $4 million of amortization expense for the three months ended March 31, 2015 and 2014, respectively.

(2)	Commodity Margin related to the six power plants sold in our East segment on July 3, 2014, was $39 million for the three months ended March 31, 2014.

Calpine Reports First Quarter 2015 Results
May 1, 2015

Consolidated Adjusted EBITDA Reconciliation

In the following table, we have reconciled our Adjusted EBITDA and Adjusted Free Cash Flow to our net income (loss) attributable to Calpine for the three months ended March 31, 2015 and 2014, as reported under U.S. GAAP (in millions):

	Three Months Ended March 31,
	2015	2014(6)
Net loss attributable to Calpine	$(10)	$(17)
Net income attributable to the noncontrolling interest	3	4
Income tax benefit	(1)	(19)
Debt extinguishment costs and other (income) expense, net	21	11
Interest expense, net of interest income	153	165
Income from operations	$166	$144
Add:
Adjustments to reconcile income from operations to Adjusted EBITDA:
Depreciation and amortization expense, excluding deferred financing costs(1)	157	151
Major maintenance expense	78	81
Operating lease expense	9	9
Mark-to-market (gain) loss on commodity derivative activity	(70)	73
Adjustments to reflect Adjusted EBITDA from unconsolidated investments and exclude the noncontrolling interest(2)	5	3
Stock-based compensation expense	11	10
Loss on dispositions of assets	1	—
Acquired contract amortization	4	4
Other	(23)	(29)
Total Adjusted EBITDA	$338	$446
Less:
Operating lease payments	9	9
Major maintenance expense and capital expenditures(3)	143	133
Cash interest, net(4)	155	168
Cash taxes	6	6
Other	—	—
Adjusted Free Cash Flow(5)	$25	$130

Weighted average shares of common stock outstanding (diluted, in thousands)	372,935	420,105
Adjusted Free Cash Flow Per Share (diluted)	$0.07	$0.31
_________

(1)	Depreciation and amortization expense in the income from operations calculation on our Consolidated Condensed Statements of Operations excludes amortization of other assets.

(2)	Adjustments to reflect Adjusted EBITDA from unconsolidated investments include (gain) loss on mark-to-market activity of nil for the three months ended March 31, 2015 and 2014.

(3)
Includes $79 million and $83 million in major maintenance expense for the three months ended March 31, 2015 and 2014, respectively, and $64 million and $50 million in maintenance capital expenditure for the three months ended March 31, 2015 and 2014, respectively.

(4)	Includes commitment, letter of credit and other bank fees from both consolidated and unconsolidated investments, net of capitalized interest and interest income.

(5)
Excludes an increase in working capital of $86 million and $6 million for the three months ended March 31, 2015 and 2014, respectively. Adjusted Free Cash Flow, as reported, excludes changes in working capital, such that it is calculated on the same basis as our guidance.

(6)	Adjusted EBITDA related to the six power plants sold in our East segment on July 3, 2014, was $20 million for the three months ended March 31, 2014.

Calpine Reports First Quarter 2015 Results
May 1, 2015

Consolidated Adjusted EBITDA Reconciliation (continued)

In the following table, we have reconciled our Adjusted EBITDA to our Commodity Margin, both of which are non-GAAP measures, for the three months ended March 31, 2015 and 2014. Reconciliations for both Adjusted EBITDA and Commodity Margin to comparable U.S. GAAP measures are provided above. Amounts below are shown exclusive of the noncontrolling interest (in millions):

	Three Months Ended March 31,
	2015	2014
Commodity Margin	$535	$645
Other revenue	4	3
Plant operating expense(1)	(173)	(177)
Sales, general and administrative expense(2)	(30)	(29)
Other operating expenses(3)	(10)	(12)
Adjusted EBITDA from unconsolidated investments in power plants	14	16
Other	(2)	—
Adjusted EBITDA	$338	$446
_________

(1)	Shown net of major maintenance expense, stock-based compensation expense, non-cash loss on dispositions of assets and other costs.

(2)	Shown net of stock-based compensation expense and other costs.

(3)	Shown net of operating lease expense, amortization and other costs.

Adjusted EBITDA and Adjusted Free Cash Flow Reconciliation for Guidance (in millions)

Full Year 2015 Range:	Low	High
GAAP Net Income (1)	$276	$476
Plus:
Debt extinguishment costs	19	19
Interest expense, net of interest income	630	630
Depreciation and amortization expense	630	630
Major maintenance expense	230	230
Operating lease expense	35	35
Other(2)	80	80
Adjusted EBITDA	$1,900	$2,100
Less:
Operating lease payments	35	35
Major maintenance expense and maintenance capital expenditures(3)	395	395
Cash interest, net(4)	630	630
Cash taxes	25	25
Other	5	5
Adjusted Free Cash Flow	$810	$1,010

_________

(1)	For purposes of Net Income guidance reconciliation, mark-to-market adjustments are assumed to be nil.

(2)	Other includes stock-based compensation expense, adjustments to reflect Adjusted EBITDA from unconsolidated investments, income tax expense and other items.

(3)	Includes projected major maintenance expense of $235 million and maintenance capital expenditures of $160 million. Capital expenditures exclude major construction and development projects.

(4)	Includes commitment, letter of credit and other bank fees from both consolidated and unconsolidated investments, net of capitalized interest and interest income.

Calpine Reports First Quarter 2015 Results
May 1, 2015

OPERATING PERFORMANCE METRICS

The table below shows the operating performance metrics for the periods presented:

	Three Months Ended March 31,
	2015	2014
Total MWh generated (in thousands)(1)	25,567	22,977
West	7,253	8,831
Texas	11,544	6,877
East	6,770	7,269

Average availability	89.4%	88.4%
West	88.3%	89.0%
Texas	88.1%	82.7%
East	91.7%	92.2%

Average capacity factor, excluding peakers	52.0%	43.2%
West	47.7%	58.2%
Texas	58.2%	39.0%
East	47.9%	35.3%

Steam adjusted heat rate (Btu/kWh)	7,262	7,353
West	7,301	7,248
Texas	7,096	7,151
East	7,516	7,663
________

(1)	Excludes generation from unconsolidated power plants and power plants owned but not operated by us.